Exhibit 99.1


                       [CFS BANCORP, INC. LETTERHEAD]


August 30, 2002
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 2l9-836-5500

                CFS BANCORP, INC. ANNOUNCES THE ADDITION OF
                   CHARLES R. WEBB TO BOARD OF DIRECTORS

     Munster, IN - August 30, 2002 - CFS Bancorp, Inc. (NASDAQ: CITZ) announced today that Charles R. Webb has been elected to the Board of Directors of the Company and its wholly-owned subsidiary, Citizens Financial Services, FSB.

     Mr. Webb's experience in the financial industry spans 37 years, most recently serving as Executive Vice President of the investment banking firm of Keefe, Bruyette & Woods, Inc. (KBW.) He was also founder and Chief Executive Officer of Charles Webb & Co., a specialized investment banking firm which merged with KBW in 1996. Prior to founding this firm Mr. Webb was a partner in a regional investment banking firm and was the CEO of an Ohio thrift. Prior thereto he was with the accounting firm of Deloitte & Touche, and concluded his career in 1983 as partner. As an investment banker, Webb was instrumental in completing many initial public offerings, secondary offerings, structured financings, and mergers and acquisitions.

     Mr. Webb has a Bachelors degree from Bowling Green State University and a Masters from Case Western Reserve University. He is the former Vice Chairman of the University of Toledo Board of Trustees and has held prominent affiliations with various universities and charitable organizations.

     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, which provides banking services and operates 24 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. Citizens Financial Services, FSB also provides insurance and investment services through its subsidiaries. The Company's stock trades on the Nasdaq National Stock Market under the symbol "CITZ."



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